Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Sheryl Seapy, Pure Communications
(949) 608-0841
EPIX Announces Full Results from Phase 2a Clinical Trial of EP-2104R
Presented at RSNA Annual Meeting
CHICAGO, IL and LEXINGTON, Mass., November 29, 2006 — EPIX Pharmaceuticals, Inc. (NASDAQ: EPIX) announced today the results from a Phase 2a clinical trial of EP-2104R, a novel fibrin-binding thrombus (clot) imaging agent, as presented during an oral presentation at the Radiological Society of North America (RSNA) Annual Meeting in Chicago, Illinois. The results of the Phase 2a trial found that EP-2104R was able to detect blood clots not previously seen on magnetic resonance imaging (MRI) and enhanced the images of clots previously seen on MRI. Blood clots are a major underlying cause of several diseases including deep vein thrombosis, pulmonary embolism, heart attack and stroke, and identifying a minimally invasive method for detecting clots would address a substantial medical need.
“We are very pleased with the results from this study,” said Andrew Uprichard, M.D., president of EPIX Pharmaceuticals. “This trial evaluated EP-2104R as a potential contrast agent for use in MRI to detect thrombi. The data show EP-2104R was well-tolerated and able to detect or enhance clots on MRI images in all six of the body systems studied. In many cases existing modalities are not able to provide a definitive thrombus diagnosis and multiple tests must be conducted to reach a definitive diagnosis. EP-2104R could potentially replace multiple tests resulting in significant cost savings. With these encouraging data, we intend to seek a collaboration to continue to develop EP-2104R.”
The Phase 2a trial was an open-label study designed to examine the imaging qualities of EP-2104R in a clinical setting. The trial included two studies with a total of 52 patients. The first study involved 14 patients in two cohorts: six patients in a pulmonary embolism cohort and eight patients in a deep vein thrombosis cohort. The second included 38 patients in four cohorts: 15 patients in a carotid artery cohort; eight patients in an atrial thrombus cohort; nine patients in a left ventricle cohort; and six patients in a thoracic aorta cohort.

All patients underwent an initial reference exam to establish a diagnosis of the presence of thrombus, or a strong likelihood of the presence of thrombus. Study participants were given a 4 µmol/kg bolus dose of EP-2104R and contrast imaging was performed within minutes. A second round of imaging was performed two to five hours following administration of EP-2104R and some of the study participants underwent a third imaging session 24 hours after receiving EP-2104R. Clots were visualized from two to 24 hours following administration of EP-2104R.
“The results from this study demonstrate that EP-2104R is effective in detecting clots not readily visible in pre-contrast screening and can show additional enhancement in those clots previously seen through non-contrast imaging,” said Josef Vymazal, M.D., Ph.D., Hospital Na Holmolce, Czech Republic and study investigator. “In addition, EP-2104R detected previously unseen pathologies in some patients in the trial and the results show that we may be able to utilize EP-2104R in contrast enhanced vascular imaging.”
About EP-2104R
EP-2104R is a novel fibrin-imaging agent used to identify blood clots using MRI. EP-2104R is the first targeted high-resolution technique designed to visualize blood clots directly. EPIX Pharmaceuticals researchers developed it by creating a new molecular complex that binds specifically to fibrin, a protein present in all blood clots. Pre-clinical studies have shown promise for using MRI with EP-2104R for the early detection of blood clots in arteries and veins throughout the body. EP-2104R could be an effective tool in risk assessment and evaluation of therapeutic options.
Blood clots are a major underlying cause of the morbidity and mortality of several diseases, including stroke, heart attacks, deep vein thrombosis, pulmonary embolism, and atrial fibrillation. Blood clots are responsible for approximately 80 percent of the 700,000 strokes that occur annually in the United States. A minimally-invasive method of detecting clots would fulfill a significant unmet need.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering, developing and commercializing novel pharmaceutical products through the use of proprietary technology to better diagnose, treat and manage patients. The company has a blood-pool imaging agent (Vasovist™) approved and marketed in Europe and approved in Canada, Australia and Switzerland, and five internally-discovered therapeutic and imaging drug candidates currently in clinical trials targeting conditions such as depression, Alzheimer’s disease, cardiovascular disease and obesity. These drug candidates include EP-2104R, a novel thrombus imaging agent which has completed a Phase 2a trial, PRX-08066 in Phase 2 clinical development for pulmonary hypertension associated with chronic obstructive pulmonary disease, and PRX-03140, which has completed a Phase 1b clinical trial in Alzheimer’s patients. EPIX also has collaborations with leading organizations, including Amgen, Cystic Fibrosis Foundation Therapeutics, and Schering AG (Germany). For more information about EPIX, please visit the company’s website at www.epixpharma.com.

This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations of management. These statements relate to, among other things, our expectations regarding the progress and results of our clinical development program for EP-2104R and our ability to enter into collaboration agreements for EP-2104R. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: risks that product candidates, including EP-2104R, may fail in the clinic or may not be successfully marketed or manufactured; risks relating to the our ability to advance the development of product candidates currently in the pipeline or in clinical trials, any failure to comply with regulations relating to our products and product candidates, including FDA requirements; failure to obtain the financial resources to complete development of product candidates; the risk that the FDA may interpret the results of our studies differently than we have; competing products may be more successful; our inability to interest potential partners in our technologies and products; our inability to achieve commercial success for our products and technologies; the possibility of delays in the research and development necessary to select drug development candidates; the risk that we may be unable to successfully secure regulatory approval of and market our drug candidates; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q.
# # #